OPTION AGREEMENT

     THIS OPTION AGREEMENT ("Agreement") is entered as of the 26th day of August, 1999 (the "Effective Date"), by MK Gold Company, a Delaware corporation ("MKG"), the address of which is 60 E. South Temple, Salt Lake City, Utah 84111 and Straits Resources Limited, an Australian Corporation ("SRL"), (ACN # 056 601
417), the address of which is Level 3, Gold Fields House, 1 Alfred Street, Sydney NSW 2000.


     For ten dollars paid by SRL to MKG, the covenants set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:


                                    RECITALS

     MKG and SRL are parties to that certain Heads of Agreement, executed on July 19, 1999 relating to a possible joint bid by MKG and SRL to acquire Riomin Exploraciones SA ("Riomin"), a one-hundred percent (100%) owned subsidiary of Rio Tinto plc ("Rio Tinto"), and its 100% owned Las Cruces Project and its associated Exploration Package I located near Seville, Spain (the "Project") and Exploration Package II.

     MKG and SRL now desire that MKG shall acquire the Project in accordance with the agreed bid consideration, subject to SRL's right to receive an option to purchase 35% interest in the Project in accordance with the terms and subject to the conditions of this Agreement.


                                   ARTICLE I
                                  DEFINITIONS

     1.1 Definitions. The terms defined in Exhibit A and elsewhere shall have the defined meaning wherever used in this Agreement, including in Exhibits.

                                   ARTICLE II
                                     OPTION

     2.1 Option. MKG hereby grants to SRL, or its affiliate, the irrevocable, exclusive, and non-transferable option ("Option") to purchase an unencumbered 35% interest in Riomin Exploraciones, SA as 100% owners of the Project and holder of rights associated with Exploration Package II, in accordance with the terms and conditions of this Agreement; provided, however that SRL's right to exercise the Option shall be conditional upon MKG's acquisition of the Project.

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
     2.2 Exercise Period. The Option may be exercised at any time during the period commencing on the date that MKG acquires the Project ("Acquisition Date") and ending on the date exactly twelve months from the Acquisition Date (the "Option Period").

     2.3 Time and Manner of Exercise. In order to exercise the Option, SRL shall provide written notice to MKG of its intent to exercise the Option specifying the proposed closing date for the exercise of the Option (the "Option Closing Date"), which closing date shall not be less than 14 calendar days from the date of SRL's exercise notice; provided, however that the Option Closing Date must be within the Option Period.

     2.4 Purchase Price. The price for the purchase of the Option shall be an amount equal to (i) 35% of MKG's initial up-front payment to Rio Tinto and direct Project expenditures post acquisition from the date of acquisition to the date of SRL's exercise of the Option, and (ii) 35% of MKG's direct expenditures in respect of Exploration Package II, in each case plus annual interest of 8% thereon ("Purchase Price").

     2.5 Deliveries. SRL shall make or cause to be made, payment to MKG of the Purchase Price on the Option Closing Date by wire transfer of immediately available funds to an account specified in writing by MKG.

     2.6 SRL's Participation in the Project During the Option Period. During the Option Period, SRL shall have the following rights: (a) to have one (1) representative present at quarterly Project review meetings; (b) to have one (1) representative employed by the Project in a senior staff position reporting directly to the Project manager, and (c) to approve the adoption of an initial feasibility study. MKG agrees to utilize SRL technical expertise to develop the project as an open pit SX-EW operation in a mutually agreeable manner.

     2.7 Termination. If SRL does not timely exercise the Option within the Option Period, this Agreement shall expire and be of no further force and effect; provided, however, that the interest acquired by SRL under Section 5.1 shall survive a termination of this Agreement under this Section 2.7.

                                  ARTICLE III
                                    CLOSING

     3.1 Closing Documents. Each Party agrees to execute and deliver at the Closing such documents as may be necessary to carry out the obligations under this Agreement or to effectuate the purchase and sale made at the Closing.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

     4.1 Representations and Warranties of Both Parties. Each Party warrants and represents to the other that: (a) it has the capacity to enter into and perform this

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Agreement and all transactions contemplated herein and that all corporate, board of directors, shareholder and other actions required to authorize it to enter into and perform this Agreement have been properly taken; and (b) this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

                                   ARTICLE V
                           FAILURE TO EXERCISE OPTION

     5.1 SRL's Failure to Exercise Option. If, and only if, MKG acquires the Project and SRL does not elect to exercise the Option, SRL shall receive, in lieu of any other compensation, US$2 Million to be paid upon the earlier of the commencement of commercial production of the Las Cruces Project or the transfer by MKG of its beneficial interest in the Project other than to an entity that remains an affiliate of MKG.

                                   ARTICLE VI
                          RIGHT TO TERMINATE RELATIONS

     6.1 Right to Terminate Relations. If MKG has not acquired the Project within six (6) months from the Effective Date of this Agreement and if at that time no negotiations by MKG are ongoing for acquisition of the Project, the Parties' obligations under this Agreement, and any further relations or obligations between the Parties shall cease to exist, at the option of either Party.

                                  ARTICLE VII
                            OPERATION OF THE PROJECT

     If SRL timely exercises the Option and pays the Purchase Price to MKG, the Parties will jointly operate the Project and the interests in Exploration Package II, pursuant to the following general terms and conditions:

     7.1 Business Entity. The Parties will acquire and hold their interests in the Project through a corporation or other business entity or arrangement (the "Company") unless they otherwise mutually agree.

     7.2 Definitive Agreement. If SRL timely exercises the Option and pays the Purchase Price to MKG, the Parties will diligently and in good faith negotiate and execute one or more definitive agreements setting forth their rights and obligations in respect of the Project and Exploration Package II and the Company, which agreement or agreements shall contain the terms and conditions set forth in this Article VII, together with other terms and conditions as are customary in the mining industry.

     7.3 Initial Ownership Interests. After such time that SRL has exercised the Option and paid the Purchase Price to MKG, the Parties shall have the following initial ownership interest in the Project ("Ownership Interests"):

          MKG - 65%
          SRL - 35%

     7.4 Additional Contributions. After SRL's payment of the Purchase Price, each Party shall be obligated to contribute its pro rata share, based on its current Ownership Interest, of all approved costs incurred by or for the Project.

     7.5 Adjustment of Ownership Interests. If either Party contributes less than its pro-rata share of anticipated Project costs, its Ownership Interest will be proportionately reduced as follows: the reduced Party's Ownership Interest shall be recalculated by dividing: (X) the sum of (1) the value of the reduced Party's initial contribution (for SRL- the Purchase Price and for MKG-total expenditures for the purchase and operation of the project to the Option Closing Date minus the Purchase Price), (2) the total of all of the reduced Party's contributions under Section 7.4, and (3) the amount, if any, the reduced Party contributed to the Project with respect to which the default occurred; by
(Y) the sum of (1), (2) and (3) above for both Parties; and then multiplying the result by one hundred. The Participating Interest of the other Party shall be increased by the amount of the reduction in the Ownership Interest of the reduced Party. A reduced Party whose recalculated Participating Interest becomes less than ten percent (10%) shall relinquish its entire Ownership Interest to the other Party and the reduced Participant shall have the right to receive a ten percent (10%) Net Profits Interest.

     7.6 Project Management. The Project will be managed by a committee or board ("Management Committee") to determine overall policies, objectives, procedures, methods and actions of the Company. The Management Committee shall consist of two (2) members appointed by MKG and two (2) members appointed by SRL. MKG shall designate one of its members to serve as the chair of the Management Committee.

     7.7 Decisions. Each Party, acting through its appointed member(s) in attendance at the meeting, shall have the votes on the Management Committee in proportion to its Ownership Interest. Unless otherwise provided, the vote of the Party with an Ownership Interest over fifty percent (50%) shall determine the decisions of the Management Committee. All matters coming before the Management Committee will be decided by simple majority vote; provided, however, that the following matters shall require unanimous consent: the approval of annual programs and budgets (a procedure to break a deadlock with regard to annual programs and budgets will be contained in the joint venture agreement to be completed by the Parties), matters regarding the sale of all or a material part of the Project, the incurring of debt over US$ 5 million for any particular item by the Company, a significant change of scope for development of the Project as described by the Feasibility Study, or the entering into by the Joint Venture Company of any single contract during Mining Operations the value of which exceeds US$5 million.

     7.8 Feasibility Study. At such time as either Party is of the good faith and reasonable opinion that economically viable Mining Operations may be possible on the

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
Project, the Party may propose to the Management Committee that a Feasibility Study be prepared.

     7.9 Project Financing. If the Management Committee determines to develop a mine at the Project, the Parties will cooperate in seeking to obtain limited recourse financing for mine construction and development; provided, however, that each Party will be responsible solely for its own share of any project financing.

     7.10 Transfer of Interest. A Party shall have the right to transfer to a third party an interest in its Ownership Interest; provided, however that (a) neither Party shall transfer all or any part of a Party's Ownership Interest without the consent of the other Party which shall not be unreasonably withheld;
(b) neither Party shall transfer all or any part of its Ownership Interest without affording the other Party a right of first refusal with respect to the proposed transfer; and (c) no transferee of all or any part of a Party's Ownership Interest shall have the rights of a Party unless and until the transferring Party has provided to the other Party notice of the transfer, and, the transferee, as of the effective date of the transfer, has committed in writing to assume and be bound the same extent as the transferring Party. This
Section 7.10(a) and (b) shall not apply to a transfer resulting from the sale of all or substantially all of the assets of either Party or the merger or corporate reorganization of either Party, or to a transfer to a wholly-owned subsidiary or Affiliate of either Party.

     7.11 Exploration Package II. If SRL timely exercises the Option and pays the Purchase Price, SRL shall have an initial ownership interest in Exploration Package II equal to 35% of MKG's interest in Exploration Package II existing at the time of exercise. The provisions of Article VII shall apply to the parties' interests in Exploration Package II mutatis mutandis, it being the intention of the parties that, so long as no adjustment of ownership interests occurs (as between MKG and SRL) under the provisions of clause 7.5 hereof, MKG shall have a 65% interest and SRL shall have a 35% interest in whatever rights to Exploration Package II that MKG would have otherwise possessed if the Option had not been timely exercised and paid for. In the event of an adjustment under clause 7.5 hereof, the provisions of clause 7.5 shall determine the relative interests of the parties in Exploration Package II.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

     8.1 Notices. All notices, payments and other required or permitted communications ("Notices") to either Party shall be in writing, and shall be addressed respectively as follows:

          If to MK Gold Company:
             Address:       60 E. South Temple, Suite 2100
                            Salt Lake City, Utah  84111

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
             Attention:     John Farmer
             Telephone:     801-297-6900
             Facsimile:     801-297-6940

          With a Copy to:   Frank Joklik

             Address:       60 E. South Temple, Suite 2100
                            Salt Lake City, Utah  84111
             Telephone:     801-297-6900
             Facsimile:     801-297-6940


          If to Straits Resources Limited:

             Address:       Level 3, Gold Fields House, 1 Alfred Street
                            Sydney, NSW  2000
             Attention:     Brian Rear
             Telephone:     (02) 9252 2011
             Facsimile:     (02) 9241 2465

          All Notices shall be given (a) by personal delivery to the Party, (b) by electronic communication, capable of producing a printed transmission, (c) by registered or certified mail return receipt requested; or (d) by overnight or other express courier service. All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication. Either Party may change its address by Notice to the other Party.

     8.2 Waiver. The failure of either Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Party's right thereafter to enforce any provision or exercise any right.

     8.3 Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by both Parties.

     8.4 Further Assurances. Each of the Parties shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

     8.5 Entire Agreement; Successors and Assigns. This Agreement contains the entire understanding of the Parties and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties. Neither this Agreement nor any of the rights, interests

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
or obligations under this Agreement shall be assignable, in whole or in part, by operation of law or otherwise by either Party, hereto without the prior written consent of the other Party, except that MKG shall have the right, without such consent, to assign this Agreement to any affiliate that holds MKG's interest in the Project.

     8.6 Counterparts. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of both Parties be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

     8.7 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

     8.8 Arbitration. All disputes between the Parties arising out of or relating to this Agreement its interpretation, execution, validity, breach, application or termination, shall be submitted to final and binding arbitration as herein provided. The arbitration shall be conducted in accordance with the rules of the International Chamber of Commerce. The arbitration shall be conducted in The Hague. Judgment may be entered on any arbitral award by any court of competent jurisdiction.

     8.9 Dispute Resolution. If any arbitration proceeding or other legal action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or substantially prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

     8.10 Public Announcements. Prior to making or issuing any press release or other public announcement or disclosure of information that is not Confidential Information, a Party shall furnish a copy of the proposed release to the other Party at least twenty-four hours prior to its release.

     8.11 Expenses. Regardless of whether or not the transactions contemplated hereby are consummated, each of the Parties will pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the Option granted hereunder, and the consummation of the transactions contemplated hereby.

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
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

                                       MK Gold Company

                                       By: /s/ G. FRANK JOKLIK
                                           -------------------------------------
                                       Its: Chairman and Chief Executive Officer
                                            ------------------------------------

                                       Straits Resources Limited

                                       By: /s/
                                           -------------------------------------
                                       Its: Chief Executive Officer
                                            ------------------------------------

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
                                   EXHIBIT A
                                       TO
                                OPTION AGREEMENT
                                       BY
                                MK GOLD COMPANY
                                      AND
                           STRAITS RESOURCES LIMITED

                                  DEFINITIONS
                                  -----------

     "Affiliate" means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which Controls, is Controlled by, or is under common Control with a Party.

     "Confidential Information" means all information, data, knowledge and know-how (including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques and processes) that derives independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, including without limitation all analyses, interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of either Party.

     "Control" used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests;
(ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and "Control" used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

     "Development" means all preparation (other than Exploration) for the removal and recovery of Products, including construction and installation of a mill or any other improvements to be used for the mining, handling, milling, processing, or other beneficiation of Products, and all related Environmental Compliance.

     "Environmental Compliance" means actions performed during or after Operations to comply with the requirements of all environmental laws or contractual commitments

                                 Exhibit A - 1
related to reclamation of the Project or other compliance with applicable environmental laws.

     "Expansion" or "Modification" means (i) a material increase in mining or production capacity; (ii) a material change in the recovery process; or (iii) a material change in waste or tailings disposal methods. An increase or change shall be deemed "material" if it is anticipated to cost more than 25% of original capital costs attributable to the Development of the mining or production capacity, recovery process or waste or tailings disposal facility to be expanded or modified.

     "Exploration" means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products, including but not limited to additional drilling required after discovery of potentially commercial mineralization, and including related Environmental Compliance.

     "Feasibility Study" means a report to be prepared following the direction of the Management Committee. The Feasibility Study shall be in a form and of a scope generally acceptable to reputable financial institutions that provide financing to the mining industry.

     "Mining" means the mining, extracting, producing, beneficiating, handling, milling or other processing of Products.

     "Net Profits Interest" means certain amounts calculated as provided in Exhibit B.

     "Operations" means the activities carried out by the Company.

     "Party" or "Parties" means MKG or SRL, or any permitted successor or assign of MKG or SRL under the Agreement.

     "Products" means all ores, minerals and mineral resources produced from the Project.

     "Transfer" means, when used as a verb, to sell, grant, assign, create an Encumbrance, pledge or otherwise convey, or dispose of or commit to do any of the foregoing, or to arrange for substitute performance by an Affiliate or third party, either directly or indirectly; and, when used as a noun, means such a sale, grant, assignment, Encumbrance, pledge or other conveyance or disposition, or such an arrangement.

                                 Exhibit A - 2

                                   EXHIBIT B
                                       TO
                                OPTION AGREEMENT
                                       BY
                                MK GOLD COMPANY
                                      AND
                           STRAITS RESOURCES LIMITED

                        NET PROFITS INTEREST CALCULATION
                        --------------------------------

9.1 Income and Expenses. Net Profits Interest shall be calculated by deducting from the Gross Revenue (as defined below) realized, such costs and expenses attributable to Exploration, Development, Mining, the marketing of Products and other Operations as would be deductible under generally accepted accounting principles and practices consistently applied, including without limitation:

          (a) All costs and expenses of replacing, expanding, modifying, altering or changing from time to time the Mining facilities. Costs and expenses of improvements (such as haulage ways or mill facilities) that are also used in connection with workings other than the Project shall be charged to the Project only in the proportion that their use in connection with the Project bears to their total use;

          (b) Ad valorem real property and unsecured personal property taxes, and all taxes, other than income taxes, applicable to Mining of the Project, including without limitation all state mining taxes, sales taxes, severance taxes, license fees and governmental levies of a similar nature;

          (c) Allowance for project overhead;

          (d) All expenses incurred relative to the sale of Products, including an allowance for commissions at rates which are normal and customary in the industry;

          (e) All amounts payable to the remaining Party during Mining pursuant to any applicable operating or similar agreement in force with respect thereto;

          (f) The actual cost of investment under the Agreement but prior to beginning of Mining, which shall include all expenditures for Exploration and Development of the Project incurred by the non-withdrawing Party both prior and subsequent to the withdrawing Party acquiring a Net Profits Interest;

                                 Exhibit B - 1

          (g) Interest on monies borrowed or advanced for costs and expenses, but in no event in excess of the maximum permitted by law (interest on equity contributions will not be included);

          (h) An allowance for reasonable working capital and inventory;

          (i) Costs of funding Environmental Compliance;

          (j) Actual costs of Operations; and

          (k) Rental, royalty, production, and purchase payments.

     For purposes hereof, the term "Gross Revenue" shall mean the sum of (i) gross receipts from sale of Products, less any charges for sampling, assaying, or penalties; (ii) gross receipts from the sale or other disposition of Assets;
(iii) insurance proceeds; (iv) compensation for expropriation of Assets; and (v) judgment proceeds.

     It is intended that the remaining Party shall recoup from Gross Revenue all of its on-going contributions for Exploration, Development, Mining, Expansion and Modification and marketing Products before any Net Profits Interest are distributed to any person holding a Net Profits Interest. It is the intention of the parties that in calculating such Net Profits, the remaining party shall be entitled to recover capital expenditures by depreciating such expenditures over the life of the Project. If in any year after the beginning of Mining of the Project an operating loss relative thereto is incurred, the amount thereof shall be considered as and be included with outstanding costs and expenses and carried forward in determining Net Profits Interest for subsequent periods. If Products are processed by the remaining Party, or are sold to an Affiliate of the remaining Party, then, for purposes of calculating Net Profits Interest, such Products shall be deemed conclusively to have been sold at a price equal to fair market value to an arm's length purchaser FOB the concentrator for the Project, and Net Profits Interest relative thereto shall be calculated without reference to any profits or losses attributable to smelting or refining.

     9.2 Payment of Net Profits Interest. Payments of Net Profits Interest shall commence in the calendar quarter following the calendar quarter in which Net Profits Interest are first realized, and shall be made forty-five (45) days following the end of each calendar quarter during which Net Profits Interest are realized, and shall be subject to adjustment, if required, at the end of each calendar year. The recipient of such Net Profits Interest payments shall have the right to audit such payments following receipt of each payment by giving notice to the remaining Party and by conducting such audit in accordance with the terms agreed to by the Parties. Costs of such an audit shall be borne by the holder of the Net Profits Interest described herein.

     9.3 Definitions. All capitalized words and terms used herein have the same meaning as in the Agreement.

                                 Exhibit B - 2